[FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND LETTERHEAD]

                           PRESS RELEASE


Release Date:                                 Further Information:

IMMEDIATE RELEASE                             Patrick J. Coyne
                                              Chairman of the Board, President
                                              and Chief Executive Officer
                                                           - or -
                                              William C. Marsh
                                              Executive Vice President
                                              Chief Financial Officer

April 16, 1997                                Phone: 301/724-3363



     FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND ANNOUNCES
             EARNINGS FOR THIRD QUARTER OF FISCAL 1997


Cumberland, MD, April 16, 1997 - First Financial Corporation of Western Maryland (Nasdaq: FFWM), the holding company for First Federal Savings Bank of Western Maryland, today announced consolidated net income for the quarter ended March 31, 1997, of $1.2 MILLION OR $0.58 per share, as compared to net income of $989,000 or $0.45 per share for the same period in the prior fiscal year. The Corporation's annualized return on average assets and return on average equity were 1.37% and 11.70%, respectively, for the current quarter ended March 31, compared to 1.19% and 9.73%, respectively, for the same quarter last fiscal year.

For the nine month period ended March 31, 1997, the Corporation realized consolidated net income of $3.7 MILLION or $1.69 per share, representing an annualized return on average assets and return on average equity of 1.39% and 11.67%, respectively, before the one-time special Savings Association Insurance Fund (SAIF) assessment incurred during the first quarter of the fiscal year. This compares to net income of $2.6 million or $1.19 per share for the nine month period ended March 31, 1996. Net income for the nine months ended March 31, 1997 after the SAIF assessment was $2.5 million or $1.15 per share.

Patrick J. Coyne, Chairman of the Board, President and Chief Executive Officer of the Corporation, attributed the Corporation's improved operating results for the quarter and year-to-date periods primarily to an increase in net interest income related principally to loan portfolio growth. The Corporation's net interest income before provision for loan losses increased $1.2 million or 11.1% to $11.7 million for the nine months ended March 31, 1997, compared to $10.5 million for the same period in fiscal 1996. The Corporation's net interest spread increased to 3.97% for the nine month period ended March 31, 1997, from 3.84% for the same nine month period in the prior fiscal year.




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PRESS RELEASE
Page 2 of 3
April 16, 1997

The Corporation originated $109.4 million in new loans during the first nine months of fiscal 1997, resulting in an increase in total loans receivable of $47.7 million or 19.6% to $290.8 million at March 31, 1997 from $243.1 million at June 30, 1996.

The Corporation also continued to strengthen its balance sheet as non-performing assets net of related reserves decreased $2.7 million or 42.3% to $3.7 million at March 31, 1997, compared to $6.4 million at June 30, 1996. Non-performing assets as a percentage of total assets decreased to 1.02% at March 31, 1997, from 2.00% at June 30, 1996. Total loan loss and real estate owned reserved represented 186.4% of non-performing assets at March 31, 1997.

On November 26, 1996, the Corporation and Keystone Financial, Inc. (Nasdaq:
KSTN) entered into a definitive agreement whereby Keystone will acquire the Corporation and its subsidiaries, including the Bank. The merger transaction has received all required regulatory approvals and, subject to approval of the Corporation's stockholders, consummation of the merger is expected to be completed in late May of 1997.

First Federal Savings Bank of Western Maryland is a federally chartered, FDIC-insured stock savings bank which conducts its business through 10 offices located within the greater Cumberland area, Hagerstown, Frostburg, Oakland and Westernport, Maryland.































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PRESS RELEASE
Page 2 of 3
April 16, 1997

                FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND
                         SUMMARY OF OPERATING RESULTS

QUARTER ENDED MARCH 31:                          F 1997          F 1996
---------------------------------------------------------------------------
Net income before income taxes                   $2,035,000      $1,644,000
Provision for income taxes                       $  786,000      $  655,000
                                                 ----------      ----------
Net income                                       $1,249,000      $  989,000
                                                 ==========      ==========
Provision for loan losses                        $       --      $  150,000
Net income per share                             $     0.58      $     0.45
Annualized return on average assets                   1.37%           1.19%
Annualized return on average stockholders' equity    11.70%           9.73%

NINE MONTHS ENDED MARCH 31:                      F 1997          F 1996
---------------------------------------------------------------------------
Net income before provision for income taxes and
   one-time SAIF assessment                      $5,930,000      $4,242,000
Provision for income taxes                        2,280,000       1,641,000
                                                  ---------       ---------
Net income before one-time SAIF assessment        3,650,000       2,601,000
One-time SAIF assessment, net of income taxes     1,172,000              --
                                                  ---------       ---------
Net income                                       $2,478,000      $2,601,000
                                                 ==========      ==========
Net income per share:
    Net income before one-time SAIF assessment   $     1.69      $     1.19
    One-time SAIF assessment, net of income taxes     -0.54              --
                                                 ----------      ----------
       Net income per share                      $     1.15      $     1.19
                                                 ==========      ==========
Annualized return on average assets:
    Before one-time SAIF assessment                   1.39%           1.05%
    After one-time SAIF assessment                    0.94%           1.05%
Annualized return on average stockholders' equity:
    Before one-time SAIF assessment                  11.67%           8.73%
    After one-time SAIF assessment                    7.92%           8.73%

BALANCE SHEET DATA                               3/31/97         6/30/96
-----------------------------------------------------------------------------
Total assets                                     $364,726,000    $321,994,000
Total loans                                      $290,785,000    $243,113,000
Total deposits                                   $280,953,000    $274,756,000
Total stockholders' equity                       $ 43,182,000    $ 41,707,000
Total shares outstanding                            2,175,659       2,176,739
Book value per share                             $      19.85    $      19.16